FINAL TRANSCRIPT
Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

Conference Call Transcript LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call Event Date/Time: Oct. 24. 2006 / 8:30AM ET

FINAL TRANSCRIPT
Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

John DeBono

Lucent Technologies Inc. - VP IR

Pat Russo

Lucent Technologies Inc. - Chairman & CEO

John Kritzmacher

Lucent Technologies Inc. - CFO

Frank D'Amelio

Lucent Technologies Inc. - COO

CONFERENCE CALL PARTICIPANTS

Inder Singh

Prudential - Analyst

Jiong Shao

Lehman Brothers - Analyst

Tim Long

Banc of America - Analyst

Paul Sagawa

Sanford Bernstein - Analyst

Paras Bhargava

BMO Capital Markets - Analyst

Simon Leopold

Morgan Keegan - Analyst

Ken Muth

Robert W Baird - Analyst

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by. Welcome to the Lucent Technologies Investor Relations conference call. [OPERATOR INSTRUCTIONS] I would now like to turn the conference over to your host, John DeBono, Vice President of Investor Relations. Please go ahead.

John DeBono - Lucent Technologies Inc. - VP IR

Good morning, everyone. With me today are Pat Russo, Chairman and CEO, Frank D'Amelio, Chief Operating Officer, and John Kritzmacher, our Chief Financial Officer. We'll begin with Pat and John providing an overview of Lucent's results for the quarter and fiscal year and then we'll open the call up for your questions. If anyone has not yet seen a copy of our earnings release, it is available on Lucent's website. Before we begin let me remind everyone that this conference call is open to the media and we are providing a simultaneous webcast of the call for the public. A replay of the call is expected to be available on the Company's website beginning this afternoon and running through October 31st. The Pdf version of the slides that we're presenting on this call will also be posted to our website for your reference.

I also want to remind you that today's remarks contain statements that constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to assess. Therefore, actual outcomes and results may differ materially from

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

what is expressed or forecasted. For a list and description of certain of these risks and uncertainties, I would like to refer you to the forward-looking statement disclosure in today's press release and other information provided in our SEC filings. Now, at this point, I'll turn the call over to Pat.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Thank you, John. Good morning and thanks for joining us. As we announced earlier this morning, while our performance for the full year of 2006 fell short of all of our expectations on the top-line, we finished the year with a strong fourth quarter. Revenues were up 25% sequentially due primarily to customer acceptance of our new EV-DO Rev A software. And as we previously suggested, this past quarter turned out to be our highest revenue quarter for the year. For the full year, revenues were down 7% to $8.8 billion compared with $9.4 in the previous year. That said, we were still able to maintain financial discipline across the business. We achieved a gross margin rate of 42% and reported earnings of $0.11 a diluted share and that, of course, includes some negative significant items of about $0.05 John will talk about. He'll provide you with the additional details on the overall financial results in just a minute, but let me just make a few comments about the — at the macro-level about the trends that we saw in this past year and give you an update on our pending merger with Alcatel.

First of all, if you recall, during last year's year-end call, I referenced that we saw kind of five macro-expectations as we went into '06. We said that we expected to see more IMS trials converting into deployments. We expected that IPTV would begin to make more serious inroads and that video would play an increasingly important role in driving bandwidth demand. We said that we believed 3G mobile deployments would continue to be driven by capacity demands and that we would start to see a migration to Rev A and HSDPA. We said that we expected to see Ethernet and its role, particularly in Ethernet over optical services, to be important. And that we expected managed and professional services would become more important to our customers looking to reduce their operating expense and complexity in their networks. From our perspective, these trends all played out in fiscal 2006, however, some of them didn't play out as quickly as we had expected. Let me just provide a couple of comments on each.

First of all in the area of IMS. Certainly the IMS market opportunity did accelerate during the past year. We established ourselves as a thought leader in fiscal 2005 and we started '06 by announcing IMS wins with Cingular and SBC. And we finished the year by making inroads in Europe with IMS service and solution wins at KPN and by booking our first IMS revenues in Q4. Though the amount of revenue was relatively small, it was spread across the portfolio and has given us a base from which to continue to grow our IMS business. We now have contracts with ten significant customers. We continue to conduct many trials around the world. And these trials, as I've noted before, prove to be a key part of what is a lengthy and complex sales process. The work we're now doing with customers as they begin to deploy IMS-based services, supports our view of the strategic opportunity this represents for new applications, expanded service opportunities along with the IMS element — portfolio elements themselves. And we continue to see this as an important segment for the future.

In the IPTV space we believe that our support of Telefonica and PCCW has placed us among the leading IPTV vendors. With almost 300,000 commercial subscribers, Telefonica's Imagenio service is among the largest deployments to date and we're helping this customer now launch IPTV service in the Czech Republic and other countries. You may recall in April, we entered into a unique partnership with Telefonica where we assumed responsibility for the management and evolution of their IPTV software solution, which now has been further enhanced with some Bell Labs developed content management, customization and quality of service features. We're now offering this platform, called MiViewTV, along with the IPTV network and business services to all of our customers. In mobility, fiscal 2006 was the transition year we talked about and we began to see the migration to Rev A and HSDPA late in the year. Our Rev A software achieved commercial availability during the fourth quarter and the sales of this software, which is associated with the circuit packs we had been deploying all year, were a significant contributor to our revenue increase this past quarter.

We expect to issue further Rev A enhancements in the spring and the fall of 2007 to enable our customers to offer enhanced high bandwidth data and multimedia services such as push to talk and video telephony. Last week we announced we would develop the software and infrastructure to support the roll-out of push to talk services on Sprint's Rev A network. However, it is important to note we don't expect that these future releases will have the same degree of impact on our top-line as we saw in this particular quarter with the initial release of Rev A. While our quarterly revenues for the mobility access and applications business were up 54% sequentially, on an annual basis this segment declined 13%. As we've said on previous calls, this decline was primarily driven by the delays in the 3G licenses in China, to a lesser extent by more selective participation in some very highly competitive bids in India, and, as we've noted previously, wireless deployments in North America were slower than anticipated, affected in part by the carrier consolidation activity that was underway in '06.

In our application segment, we — in our applications business, we posted year-over-year growth and our pending acquisition of Mobilitec will really help our ability there to help mobile service providers deliver and manage multimedia content. In the Ethernet over optical space, which is part of our optical business, in which our product sales grew 7% year-over-year which was faster than the overall market, we see a

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

continuing trend toward deployment of Ethernet over Sonet and SDH and native Ethernet. Enterprises and government agencies are deploying these networks for IT and business operations to increase bandwidth and cut their lease line costs. Increasingly wireless operators are using optical Ethernet architectures to support backhaul requirements so they can reduce their lease capacity and their overall expenses. And to help simplify their migration to 3G networks. And of course, a growing number of carriers are using Ethernet to support their IPTV deployments. As each of these developments indicates, this is an important space and one in which we believe we've made some good progress.

Since closing our Riverstone transaction, we've expanded our customer base and launched two new cost-effective edge platforms, Lucent Ethernet Routers the 15100 and the 15800, as we continue to position ourselves to address these opportunities going forward. Lastly, let me just comment on services. As you know, services has been an important business for us both in support of our products business and independent of our products business. And we made some progress in fiscal '06. We were able to grow our services business in spite of the decline in our products business. The revenues were up 4% year-over-year, driven largely by network integration and deployment solutions due to increased UMTS 3G mobile multi-vendor services and broadband customer deployments. We continue to believe that demand for professional services will be driven by increased network complexity and the need for multi-vendor skills.

Our efforts in some of the newer areas we've targeted, such as network transformation, are beginning to pay off. We announced our prime integrator win at KPN and Manx Telecom, which I think begins to demonstrate growing acceptance of our ability to help customers manage the migration from legacy to IP networks. In '06, we also made good progress in signing new managed services agreements, many of them multiyear and our managed services revenues almost doubled year-over-year, albeit on a smaller base. So, in summary, while our results were impacted by a slower pace and scale of adoption, the broader trends that we had identified, we believe remain valid. And while we're certainly disappointed in the overall decline on the top-line for the year, I think it is important to note that we did see growth in some of the strategic areas in which we've been investing and that would be growth in our optical, professional services, managed services, applications, UMTS, IMS and data businesses.

While growth in these wasn't enough to offset the declines, particularly in the Asia Pacific region or select — we believe that these are the strategic areas that will continue to contribute to growth in the coming years. I think our decisions and our actions position us well as we approach the closing of our pending merger with Alcatel. And I think we've pointed out previously and I would reaffirm that the combined company will have leading positions in every relevant area to the network evolution that is currently underway. So, let me close with a few comments on the merger. We're working hard on our integration planning, the teams are making excellent progress. During this past quarter, we continued to fill out the Company's leadership team with further organizational announcements so that our integration planning could progress with further detail. We will be ready to begin operations as a new company once the deal is closed and we remain confident that we can achieve the identified synergy targets of $1.7 billion within three years. The fact that the deal has not yet closed has introduced some uncertainty in customer buying decisions, especially in areas where there is anticipated product overlap.

This is a short-lived condition and we believe temporary, but we are seeing some impact as customers are pausing and seeking clarity about our decisions with respect to our product portfolio. These plans are obviously being worked and are very far along but until the merger is complete, we're limited in our ability to answer our customers' questions to the fullest extent that they want and we will be able to once we close. Last quarter, Lucent and Alcatel received shareholder approval of the merger and we've completed most of the regulatory reviews. We've submitted our formal notice, CIFIUS, and as we've said that process can take up to 90 days. The application we submitted was comprehensive. We've been engaged in ongoing and productive discussions with the government officials and we're hopeful that we'll be able to move to a successful conclusion of this important process and therefore, I remain confident that we're on track to complete the merger by the end of this calendar year. At this time, I'll turn it over to John Kritzmacher, who will provide with you more financial detail.

John Kritzmacher - Lucent Technologies Inc. - CFO

Thank you, Pat. Good morning, everybody. Today we reported revenues for the fourth fiscal quarter of 2006 of $2.56 billion, an increase of $511 million or 25% sequentially and an increase of 5% as compared to the year ago quarter. Similar to the patterns exhibited in fiscal years 2005 and 2004, the fourth quarter was the highest revenue quarter in fiscal 2006. Sequentially, revenues in the U.S. increased 40% to $1.8 billion, while non-U.S. revenues increased 1% to $789 million. This resulted in a geographic mix of 69% in the U.S. and 31% outside the U.S. As Pat mentioned, the sequential increase in revenues was driven largely by an increase in sales to our North America mobility customers. As anticipated, these incremental sales were primarily related to the roll-out of our EV-DO Rev A and HSDPA solutions in the fourth quarter. For fiscal year 2006, revenues decreased 7% to $8.8 billion. In the U.S., revenues decreased 1% to $5.9 billion while non–U.S. revenues decreased 17% to $2.9 billion. Most of the year-over-year decline in non-U.S. revenues was related to China and, to a lesser extent, India where combined revenues declined by about $500 million.

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

We reported net income of $371 million or $0.07 per diluted share for the fourth fiscal quarter of 2006. These results compare with net income of $79 million or $0.02 per diluted share in the third quarter of fiscal 2006 and net income of $372 million or $0.07 per diluted share in the year ago quarter. Fourth quarter results included approximately $73 million or about $0.01 per diluted share in favorable tax impacts, including a $42 million reversal of U.S. deferred taxes previously provided for during the nine months ended June 30 and $31 million in certain other discrete tax items, including the reversal of certain non-U.S. tax valuation allowances. Please note that the average number of shares outstanding used to calculate diluted EPS for the fourth quarter was about 5.5 billion, which includes the dilutable effects of in the money stock options and our 2.75% and 8% convertible securities. The 7.75% convertible securities were excluded from the calculation as the effect of adding back the related interest to net income and increasing the total share count to include the impact of their conversion was anti-dilutive.

The gross margin rate for the fourth quarter was 44% of revenue as compared to 41% in the third quarter. The sequential increase was due to the favorable impact of increased sales volume and a favorable shift in product and geographic mix, which were partially offset by higher inventory and warranty charges and higher accruals for employee incentive awards. Operating expenses for the fourth quarter were $739 million as compared with $665 million for the third quarter. And the operating margin rate was 15% as compared to 8% in the third quarter. Despite the annual revenue decline, we reported a gross margin rate for fiscal 2006 of 42% as compared to 44% for fiscal 2005. The decrease in the annual gross margin rate was largely the result of lower volume and an unfavorable shift in product mix. For the fiscal year, operating expenses were $3.02 billion as compared with $2.86 billion for fiscal 2005.

Gross margin and operating expenses for fiscal 2006 reflect a total reduction of approximately $300 million in annual and long-term employee incentive awards as compared with fiscal 2005. The net pension and post-retirement benefit credit for the fourth quarter was $107 million, an increase of $3 million as compared to our third quarter. The net credit includes a gross pension benefit of $167 million, partially offset by a cost of $60 million for post-retirement benefits, primarily retiree healthcare. Consistent with prior periods, about two-thirds of the net credit is reflected in operating expenses and the remainder impacts our gross margin. The net pension and post-retirement benefit credit for fiscal 2006 was $429 million, a decrease of $289 million as compared to fiscal 2005. For Lucent on a standalone basis, we currently expect a reduction in the annual net pension credit of approximately $250 million for fiscal 2007. The reduction is primarily due to a decrease in the assumed rate of return on pension assets as a consequence of the change in asset allocation for our represented retiree trust which we disclosed on our last earnings calls.

Please note that upon closing of the pending merger with Alcatel, the amount of the net pension credit may change materially due to many factors, including purchase accounting adjustments and differences in accounting standards under IFRS. I would also like to call your attention to another important matter related to accounting for pension and retiree benefits. During the fourth quarter, we elected to earlier adopt Financial Accounting Standard, or FAS 158, which governs accounting for defined benefit pensions and other post-retirement benefit plans. The standard requires recognition of the funded status of these plans as measured under GAAP in the financial statements. Previously, this information was only required in footnotes. With the adoption of FAS 158, the net assets and liabilities associated with our pension and retiree benefit plans were adjusted, resulting in a direct charge to equity of approximately $500 million based on the annual measurement completed on September 30, 2006. I'll provide further information on the improved funded status of our pension and retirement plans later in my presentation.

For now, let me provide further detail on our operating expenses. Operating expenses for the fourth quarter of fiscal 2006 increased by $74 million sequentially to $739 million. Total SG&A increased by $48 million to $418 million and R&D increased by $45 million to $321 million. The R&D amount excludes $52 million for certain software development costs that were capitalized in the quarter as required under U.S. GAAP. The $48 million sequential increase in SG&A was primarily the result of $27 million in higher accruals for employee incentive awards, $25 million in charges for a dispute related to economic incentives provided in prior periods by a non-U.S. jurisdiction, and $11 million in bad debt and customer financing charges, as compared to a reversal of $2 million in the third quarter. These were partially offset by $17 million of reduced spending related primarily to general corporate support functions.

The $45 million sequential increase in R&D was related largely to $22 million in higher accruals for employee incentive awards and $19 million related largely to higher spending in the Multimedia Network Solutions segment. With respect to stock-based compensation, fourth quarter results included the recognition of $22 million in stock compensation expense, of which $19 million was reflected in operating expenses. Merger-related expenses of $34 million, which included items such as the printing and mailing of our proxy materials, are included in other income. And as I mentioned a moment ago, during the fourth quarter we recognized an income tax benefit of $45 million. This benefit was driven largely by a $42 million reversal of previously recorded U.S. deferred taxes and $31 million in certain other discrete tax items, including reversal of certain non-U.S. tax valuation allowances. These more than offset our non-U.S. tax expense of $28 million for the quarter.

As you may recall, we began to recognize U.S. deferred tax expenses in fiscal 2006 based on the relationship between deferred tax liabilities associated with the pension credit and deferred tax assets related to other post-retirement benefit expenses, primarily retiree healthcare. We had expected that during fiscal 2006 these liabilities would exceed the assets requiring us to tax effect some earnings related to the pension

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

credit. As a consequence of implementing FAS 158, this shift did not occur and we reversed previously recorded U.S. deferred income taxes. Now let me turn to the performance of our operating segments. For Mobility Access and Applications Solutions, revenue for the fourth quarter, $1.3 billion, an increase of $450 million or 54% sequentially. U.S. revenues increased by $452 million or 69%. As previously mentioned, the sequential increase was driven largely by EV-DO Rev A and HSDPA sales. Non-U.S. revenues decreased by $2 million or 1%.

Segment income for the fourth quarter of $506 million increased by $278 million. The increase was due primarily to higher sales volume and a higher gross margin rate. The higher gross margin rate was largely the result of the higher sales volume and, to a lesser extent, a favorable shift in products and geographic mix. Fourth quarter revenues for Multimedia Network Solutions were $440 million, a decrease of $14 million or 3% sequentially. Access and data networking revenues decreased sequentially by $37 million or 15%, while optical revenues increased sequentially by $23 million or 11%. U.S. revenues for Multimedia Network Solutions increased by $11 million or 7% due primarily to higher sales of optical products. Our non-U.S. revenues decreased by $25 million or 9% largely as a result of lower access and data networking sales primarily in Europe.

Segment income of $14 million decreased by $12 million sequentially, primarily due to an increase in expenses. The sequential increase in expenses was largely related to incremental investments in our next generation optical technologies and investments in access technologies under a recently-announced joint development agreement. Our Converged Core Solutions, revenues for the fourth quarter were $157 million, a sequential increase of $10 million or 7%. U.S. revenues increased $1 million or 1% and non-U.S. revenues increased by $9 million or 14%. Circuit switching and PHS revenues of approximately $110 million in the aggregate accounted for 53% and 19% of the total Converged Core Solutions revenues respectively. Segment income of $34 million increased by $14 million sequentially, due primarily to higher sales volume and an increase in the gross margin rate. The increase in the gross margin rate was largely due to higher sales volume and a favorable shift in product mix.

Finally for the Services segment, revenues were $644 million in the fourth quarter, an increase of $63 million or 11% sequentially. The sequential increase was driven primarily by an increase in professional services sales in the U.S. and Asia Pacific regions. On a sequential basis, U.S. revenues increased by $38 million or 12% and non-U.S. revenues increased by $25 million or 10%. Sequentially, segment income increased by $11 million to $95 million, due primarily to the increase in sales volume, which more than offset a lower gross margin rate. The gross margin rate for the fourth quarter decreased by one point sequentially, 25% as a result of an unfavorable shift in services mix. Cash generated from operating activities in the fourth quarter was $123 million. Increased use of cash for working capital is primarily driven by higher accounts receivable consistent with our revenue growth in the quarter. Capital spending, which includes expenditures for internal use software, was $64 million in the fourth quarter.

During the fourth quarter, we applied $62 million of operating cash to fund retiree healthcare and other post-retirement benefits. This amount excludes the reimbursement of $25 million funded in the year ago quarter. While we are on this point, I would like to provide some additional information on our pension and post-retirement benefit plans. As of September 30, 2006, the aggregate fair market value of pension and other post-retirement benefit assets was $35.9 billion as compared to obligations of $35.8 billion. Aggregate funding status of these plans improved by $2.5 billion during fiscal 2006, primarily due to plan asset performance and to a lesser extent a 25 basis point increase in the discount rate for measuring pension and post-retirement healthcare liabilities. Our U.S. pension plans meet the requirements of ERISA's current funding rules and we do not expect to make any contributions to the qualified U.S. pension plans through 2007. We also currently believe it is unlikely that any required contributions would have a material effect on our liquidity through 2010.

The fair market value of assets held in pension trust was approximately $35 billion as of September 30, 2006, as compared to approximately $34 billion as of June 30, 2006. Almost all of these assets are related to the U.S. pension plans. On August 17th, President Bush signed into law Pension Protection Act of 2006. The principal changes under this legislation relate to the way assets and liabilities are valued to determine required pension contributions. Although section 420 legislative changes were included in the Act, additional changes that we were seeking are still being pursued as technical corrections. We continue to work with our unions to seek these legislative changes which would give us greater flexibility when using excess pension assets to fund retiree healthcare. The Act does provide for what's called a collectively bargained transfer. Under this new type of transfer, pension assets in excess of 120% of obligations would be available to fund retiree healthcare costs. Under a conventional transfer, the threshold is 125%.

As of the January 1, 2006 valuation date, there were approximately $2.8 billion of pension assets that would be eligible for collectively bargained transfers to fund retiree healthcare costs for our formerly represented retirees. $2.2 billion would be available for conventional transfers. We currently expect to make a collectively bargained for transfer of about $550 million in December, 2006. This transfer will cover formerly represented retiree healthcare costs from October, 2006 through December, 2007. Together with our unions, we have amended our collective bargaining agreement to extend the deadline for technical corrections to the Act to June 30, 2007. If by that date, the legislation imposes constraints that would significantly impair the Company's ability to prefund retiree healthcare costs using excess pension assets,

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

Lucent would have the ability at its sole discretion beginning on January 1, 2008, to adjust the level of subsidy it provides for formerly represented retiree healthcare.

Next I'll provide some details on working capital and other metrics. Inventory turns increased from 6.3 to 7.9 turns due largely to the sequential increase in sales volume. While DSOs decreased from 68 to 57 days, the decrease in DSOs was driven primarily by the timing of billings and collections in North America during the fourth quarter. And our headcount as of September 30, 2006, was approximately 29,800, a net decrease of 400 from June 30, 2006. Including the impact of the Riverstone acquisition, our headcount is down about 800 over the fiscal year, reflecting a net decline of about 1100 in the U.S. and net adds of about 300 in non-U.S. regions.

Now let's turn to the balance sheet and more specifically our cash marketable securities and debt profile. As of September 30, 2006, Lucent had cash and marketable securities of $3.4 billion, down approximately $250 million as compared to June 30, 2006. The sequential decrease was driven largely by the use of $368 million in cash in July to redeem the remaining outstanding 7.25% notes. As noted earlier, we generated cash from operating activities of $123 million during the quarter. Total debt in convertible securities decreased in the fourth quarter to $5.1 billion and as a result, our net debt position decreased by about $100 million to $1.6 billion. We continue to have the right to call the 8% convertible securities at par. Approximately $486 million of these securities were outstanding as of September 30, 2006. And we're continuing to evaluate our options relative to the retirement of these securities.

From a maturity perspective, our debt portfolio continues to remain relatively long dated. As of September 30, 2006, about 85% of our debt in convertible securities mature in or after 2010, assuming the 8% convertible is put back to us. With that, let me summarize today's report on Lucent's financial results for the fourth fiscal quarter. We reported revenues of $2.56 billion, a gross margin rate of 44%, and operating margin rate of 15% and earnings per diluted share of $0.07. As Pat mentioned, we continue to expect our pending merger with Alcatel to close by the end of the calendar year. As such and as we've previously announced, we will not be providing any guidance on future results at this time. And now I'll turn it over to John DeBono to open our Q&A session.

John DeBono - Lucent Technologies Inc. - VP IR

Thank you, John. We're now ready to begin the Q&A session. As soon as you have finished asking your question, you'll be removed from the queue so that we can get to as many questions as possible. Operator, can we have the first question, please.

QUESTION AND ANSWER

Operator

[OPERATOR INSTRUCTIONS] Your first question is from Inder Singh with Prudential.

Inder Singh - Prudential - Analyst

Done a very solid quarter, Pat.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Thanks.

Inder Singh - Prudential - Analyst

One of the bright spots, I think, in the results that you reported this morning was obviously strength in your CDMA wireless business. That market seems to be continuing to be strong, at least for you. It is a market I think there have been some questions about in terms of growth and so on. Can you talk in the context of carrier consolidation that you talked about earlier, how you see this market playing out and whether you see it remaining strong and I think you mentioned some future releases of EV-DO in 2007 as well.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

Yes. Thanks, Inder. First of all, I commented in North America — I think it is fair to say that our CDMA business in North America was impacted to some extent as a result of some of the consolidation activity. We won't specifically quantify it. But I think there's no question that that occurred. With respect to the CDMA market, what we've said and what we continue to believe, first of all, it is a large market and obviously Lucent has a large business. We see this market as being stable. We think there will be areas of growth. We think there will be areas where it may decline a little bit but fundamentally, we see this as a large and stable market for clearly a few years out. We have, as I've noted many times previously, further technology upgrades with respect to Rev A, on to Rev C, as the work continues, as the whole industry moves toward "4G." But I think we would all agree that's some time out. We've not yet seen the impact of the all IP core associated with CDMA or some of the next generation services. We continue to see it as a large, stable market, one which offers opportunity for us and one that we're continuing to invest in.

John DeBono - Lucent Technologies Inc. - VP IR

Next question, please.

Operator

Your next question comes from the line of Jiong Shao from Lehman Brothers.

Jiong Shao - Lehman Brothers - Analyst

My question is about the Converged Core segment. It looks like it hasn't shown as much growth as I sort of expected say last year. Could you just talk about the dynamics going on there and how much of your Converged Core business today still sort of comes from the legacy business and how much from the next gen type of products? And also any color you can provide on the IMS, like how much of the revenue from the Converged Core now from IMS. Thanks.

Frank D'Amelio - Lucent Technologies Inc. - COO

So, it is Frank. In terms of the rhythm of the business, what's going on there is I'll call it the legacy revenues continue to decline at a rate that exceeds the pickup in revenue for the new next generation products and solutions. At a macro-level, that's what's going on. If you look at the percentages there, circuit switching is give or take about 50% of the number. PHS is about 20% of the number. Those two product lines continue to decline, as I mentioned. We still see IMS as clearly an opportunity for growth going forward, but the uptake on that, the revenues we're booking from that, the market opportunities for that from a revenue perspective are building. That's still very much, I'll call it an invest type of opportunity. We see future opportunity there. From a revenue perspective, that's relatively small from a overall scheme and we see that as a big opportunity going forward. That's what's going on.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Frank, did you want anything else?

Frank D'Amelio - Lucent Technologies Inc. - COO

No, that's it.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Okay, let me just — let me just punctuate something I've said previously because I think it is important to understand about this sort of IMS space because, as we all know, it is pretty large and for some, may seem a bit nebulous and for all of us, it has been a long time coming. Our learnings are — this is the next generation transformation in the core of networks. It will play out for many, many years to come. And so, these kinds of changes don't occur as quickly as any of us hope or expect when we get started. And we can see that by the trial work we're doing and the time it takes to actually get these new services up, get

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them tested and then get them deployed on a massive enough scale that you really start to see the numbers. So, this was the first quarter we actually recorded real IMS revenue in the IMS portfolio. So that's point one and we expect that will continue going forward. The second thing I think you have to look at is where else do you see evidence of the IMS position.

There's two places additionally to look, one is applications and the second is services. If you look at our applications business, we had very good growth in our applications business in this same quarter, not totally all related to IMS, but certainly there is a relationship between our IMS position in these accounts and our ability to grow our applications business. The second place you look is in services. If you look at our professional services business, which is a lot of the integration work and the complex work that make up a good piece of these quote-unquote IMS contracts, you also have to look there for the opportunity. So, we've said for some time that there clearly is volume to be had in the core IMS portfolio element, gateway, soft switches, et cetera. But it is really a more expansive opportunity for us over time. And while all of us would hope it would come more rapidly and in a more accelerated way, we're still in the relative early days. We think '07, as we said, late '06 and into '07, is when we think this will start to actually register from a numbers standpoint.

Frank D'Amelio - Lucent Technologies Inc. - COO

If I could just add one thing. If you look at this from a footprint perspective, we clearly believe we're making good progress. We've announced ten customer contracts. This year we've announced contracts with Cingular, SBC, now AT&T. We just recently announced an IMS contract win with KPN. And then we've got 116 trials for IMS elements with 24 customers, so we feel we're making very good, steady, solid progress from a footprint perspective as well, which is a key element of positioning ourselves for the future.

John DeBono - Lucent Technologies Inc. - VP IR

Next question, please.

Operator

Your next question comes from the line of Tim Long with Banc of America.

Tim Long - Banc of America - Analyst

Thank you. If I could just follow up on that and then ask a question about wireless CDMA. On the IMS, does getting the revenues this quarter, does that change your time line at all or your expectation as to when it could be a meaningful contribution and then secondly, you mentioned good software revenues in Q4 for EV-DO Rev A. Could you just talk a little bit about what type of impact that had to both revenues and I would imagine had a big, positive impact on gross margins in the quarter. Thank you.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

I'll take the first question and then I'll let either Frank or John answer the second question. In terms of the IMS revenues this quarter, does that have any — you asked whether it has any meaningful contribution to a change in view about how this might ramp going forward. The answer is no. We've been saying that we believe in the latter part of '06 and then on into '07 is when we would start to see this accelerate. And of course, what you get at the beginning is very high growth rates on a obviously a smaller base and then as that base builds, the growth rates decline but it becomes more meaningful just in terms of absolute numbers. We see no change in that as a result of this quarter. We think we'll see that flow as we move through '07 and then on into '08 and beyond.

John Kritzmacher - Lucent Technologies Inc. - CFO

Now, with regard to your question around the impact of Rev A deployment on our revenues for the quarter, what I would say is, as we called it earlier, the primary driver for the increase in revenue sequentially was in fact the roll-out of EV-DO Rev A along with the roll-out of HSDPA. But clearly Rev A was the primary driver in the sequential increase. And then, with regard to the impact on margins you mentioned software and how that might drive our margin rates. I would just point out that the Rev A deployment is a combination of hardware and software, so you shouldn't think of that uptick as being all software. It is a

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

typical mix of hardware and software, as has been the normal trend for mobility business. The reason we refer to the software so much is that in order to be able to recognize revenue on the hardware, we also had to have that software release out there accepted and generally available.

John DeBono - Lucent Technologies Inc. - VP IR

Next question, please.

Operator

Your next question comes from the line of Paul Sagawa with Sanford Bernstein.

Paul Sagawa - Sanford Bernstein - Analyst

Hi. Quickly a clarification and then the main question. The clarification is just you got a time line of sort of the events as the deal closes here. You get the approvals. You actually close a deal. You get the distribution of the ADR. Would there be some planned road show after that? I assume this is the last quarter you're going to be, if everything is on schedule, the last quarter we'll see any separate Lucent earnings. So we'll get a combined year-end earnings statement. Can you just give a kind of view of how this is all going to play out for my information flow to investors over the next little bit, that would be appreciated. Next, if we look at the market for WCDMA infrastructure, basically there is an enormous shift cap.

With your Alcatel Lucent merger, but also the Nokia Siemens merger, combining the number two and three players in that business. Motorola essentially exiting producing their own 3G equipment and sourcing Waway gear [INAUDIBLE]. We're down from what had been six or seven real competitors to four. And your business has been, I think, somewhat limited by your exposure in emerging markets and Europe, whereas you've had very strong performance with Cingular. Sort of talk a little bit about has this changing industry structure changed the way the carriers are going about a transition to 3G? Is there any chance that there's opportunities for a combined Lucent Alcatel to get back into European accounts that may have already sort of chosen initial vendors? By the way, you talk a little bit about how the change in industry structure in 3G changes your opportunity to move your package.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

you want to answer the question on time line, first, and then I'll — ?

John Kritzmacher - Lucent Technologies Inc. - CFO

This is John. Let me start first around the time line, try to help you. If we look at the series of events that still will unfold before us over the coming months. As we have said, we continue to expect that our merger with Alcatel will close by the end of the calendar year. That, of course, is dependent upon us working our way through the remainder of the CIFIUS process, which we are diligently working on. Then in addition to impacts on the flow of information for investors, Alcatel, of course has a couple of other transactions underway. One is the contribution of some assets to Thales around their space business which is likely to happen sometime within the calendar year. And also, their acquisition of Nortel's UMTS assets, another change that will impact the reported information around the financials for the business.

What you should expect from us is that in the early February time frame, we'll report financial results for the December ending quarter with the combination of the business. That of course will include some stub periods for the businesses that are being merged into the Alcatel operation. And what you should also expect from us is that we are going to provide you with some pro forma information at that time that will give you a fuller picture of performance of the collective businesses, including Lucent pre-combination for the December ending quarter. So expect that to be available to you in early February.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

I think at that time, to your question, Paul, we would be laying out our view of the going forward business in terms of the opportunities set.

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

John Kritzmacher - Lucent Technologies Inc. - CFO

Yes, that's right.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

And lay into that, obviously the expectations around synergies, et cetera. So, all of those things will happen I think in that time frame. Let me try to respond to your question on the industry structure. It is a big question and first of all, I think it is good that the industry is consolidating. We believed that that would take place and frankly, our customers want for that to happen. I think the fact that if you fast forward and assume the Lucent Alcatel combination closes and the Alcatel Nortel combination closes, right, we're assuming that happens, then what you have are three players, three large players, if you will, and the Nortel Alcatel Lucent combination provides a footprint that includes western Europe, some sizable customers there, it includes the future prospects of the GSM base that Alcatel has been successful in penetrating. I would assume that it might include any Nortel GSM customers who want to move to UMTS and therefore — or wideband CDMA and therefore there may be some obvious opportunity to partner and work together there. So, I think — and then, of course, Lucent's position in obviously the U.S.

So, I think geographically, we feel good about what this portfolio and base of customers looks like. Obviously we've got some integration work to do with respect to the product portfolio, but I think this is shaping up to be fewer, larger players, which is what our customers want. And what we'll all be working on, quite frankly, is what are the services that are going to help drive the demand for the 3G bandwidth and capability so that we can continue to grow it and then in time, obviously, use that base and the assets we have to evolve to what will ultimately longer down the road become 4G. That's kind of how I see things shaping up. I think our customers are looking forward to that. And I think the opportunity that Alcatel, Lucent and Nortel's businesses have is to be a very strong viable contender in any of the major bids that goes on around the world. That's what I would suspect. That's what I would expect.

John DeBono - Lucent Technologies Inc. - VP IR

Next question, please.

Operator

your next question comes from the line of Paras Bhargava with BMO Capital Markets.

Paras Bhargava - BMO Capital Markets - Analyst

Good morning. Pat, you mentioned something in your commentary about the impact of the merger in the near term because it is taking a little longer perhaps to close than you might have liked. Maybe you could provide some color on what that impact is. Is that a delay in revenues that you're expecting? Is there a delay in decisions? Just some color on what exactly you meant by those comments.

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Yes. It is a fair question. Let me just give you an example of how uncertainty manifests itself. You have a customer who's making a decision with respect to an access purchase and absence specific information on what exactly will the combined company portfolio be, if in fact they can delay that decision, they might delay that decision if their network requirements enable them to do that. That's an example. And you could point to that kind of example in any of the areas where there is product overlap. Obviously, doesn't apply with respect to GSM or CDMA, but certainly in the areas where we're bringing two portfolios together, where there is any uncertainty with respect to the portfolio, then you can have a customer who says gee, I would rather wait. So, I think it manifests itself, from my perspective, at least from the examples I'm aware of in delay as opposed to losses, right. And what customers want to know is what exactly is your road map and what are your time frames. So, I was very clear to point out I think this is temporary. I think it is short-lived and I think as soon as we're able, as the combined company, to spell out the details for our customer, this issue, to the extent that it exists, doesn't exist. Or goes away.

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

John DeBono - Lucent Technologies Inc. - VP IR

Next question, please.

Operator

Your next question comes from the line of Simon Leopold with Morgan Keegan.

Simon Leopold - Morgan Keegan - Analyst

Thank you. I wanted to see if we could get a little bit more color around the trends in the wireless business from a modeling perspective. Specifically interested in understanding how the Rev A business affects gross margin and also if you could give us a sense how to think about the margin and product mix between the CDMA 2000 and WCDMA products.

John Kritzmacher - Lucent Technologies Inc. - CFO

This is John. With regard to the overall flow of our business, what we're expecting is continued deployment of Rev A well out into 2007, in fact, across the year. We are going to be introducing additional feature sets for Rev A in the spring and then again in the fall. And out in the fall we'll introduce some push to talk capability that's important here in the U.S. With regard to gross margins, we generally don't break out gross margins within the distinct product lines but what I would say is there's nothing distinctly different about Rev A from our core CDMA business, continues to be highly profitable business for us. And as you would expect, the margin rates on the UMTS business are lower than they are on our CDMA business given where we are with respect to volumes there.

John DeBono - Lucent Technologies Inc. - VP IR

Operator, we have time for one last question.

Operator

Your last question comes from the line of Ken Muth with Robert Baird.

Ken Muth - Robert W Baird - Analyst

Hi. On the IMS portfolio, do you see anything significantly changing as you bring together the Alcatel and Lucent solutions set?

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Aside — let me tell you what I think the change is. I think the change is a broader customer base given Alcatel's activity in that area and our activity, an even more robust portfolio than either Company has on its own. And where, in fact, we have any portfolio rationalization to do, our expectation is given the size and significance of the customer contracts we have, anything we do there would be done on an evolutionary more drawn out basis than say something in a first year. So, we're going to work very hard to take maximum advantage of our strong position and Alcatel's strong position and leverage the expansion of that base and make sure we do nothing that will disrupt the existing contracts and the deployments that we have underway. So, from my perspective, I think the change is positive and expanding as opposed to anything else.

John DeBono - Lucent Technologies Inc. - VP IR

Thank you, Pat. Pat, I know you will want to make some closing comments.

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Oct. 24. 2006 / 8:30AM ET, LU - Q4 2006 Lucent Technologies Inc. Earnings Conference Call

Pat Russo - Lucent Technologies Inc. - Chairman & CEO

Yes. Let me just say to all of you that assuming, obviously, we close the merger with Alcatel by the end of the year, this would be our last quarter speaking to you as a standalone company. Coincidentally, or incidentally, it happens to be just about ten years from the actual launch and spin of Lucent out of AT&T. So, it has been ten years in the running and I just wanted to take advantage of the opportunity on behalf of all of the employees of Lucent to thank you for the many quarters of interest and good questions and engagement that we've had with you and to tell you that we look forward to speaking with you as a combined company as we go forward along the time line that John Kritzmacher outlined for you. So, thanks very much for your interest over the years and look forward to speaking to you as we bring these companies together.

John DeBono - Lucent Technologies Inc. - VP IR

Thanks, Pat. Thanks, Frank, thanks, John and thanks to all of you again for listening in with us this morning. As always, if you have any follow-up questions, please don't hesitate to call any member of the Lucent Investor Relations team. Have a good day.